Exhibit 99.1

Lehigh Gas Partners LP Completes the Acquisition of 17 Sites in the Tri-Cities, Tennessee Region

ALLENTOWN, PA (September 19, 2013) - Lehigh Gas Partners LP (NYSE: LGP) (the “Partnership”) announced today that it completed the previously announced asset acquisition in the Tri-Cities Tennessee region from Rogers Petroleum, Inc. and affiliates. The transaction included the purchase or assumption of the leases of 17 motor fuel stations, the acquisition of the “Zoomerz” trademark, and the purchase of certain other assets and equipment for total consideration of $21.1 million. The transaction was financed under the Partnership’s credit facility.

About Lehigh Gas Partners

Lehigh Gas Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, Lehigh Gas Partners owns or leases more than 500 sites in eleven states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee and Virginia. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco and Valero. LGP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.lehighgaspartners.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Lehigh Gas Partner LP’s filings with the Securities and Exchange Commission. Lehigh Gas Partners LP disclaims any obligation to update or revise any forward-looking statements.

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CONTACTS:

INVESTORS:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com